Exhibit 10.16

[BIOLEX LETTERHEAD]

David Castaldi

11 Bellingham Road

Chestnut Hill, MA 02467-3229

May 19, 2004

Dear David,

This will confirm our discussion relating to your becoming a member of the Board of Directors of Biolex, Inc. (“Biolex”). We are very excited, that you are joining our Board and look forward to building a truly transformational company with your assistance.

As we discussed, you have agreed to serve on Biolex’ Board as an Independent Director, as the designee of our two principal Investors, Intersouth Partners V and Quaker BioVentures, in accordance with Biolex’ August 8, 2003 Second Amended and Restated Investor Rights Agreement.

We currently estimate that you would provide the equivalent of approximately 10 days of service per year, excluding your travel time and meeting preparation time. Your services would include (i) preparing for and participating in quarterly Board meetings, (ii) evaluating Biolex’ business plans and assessing its opportunities and (iii) otherwise providing Biolex with your expertise as requested from time to time. The Board will meet regularly at least once per quarter and the Directors should otherwise be available informally on an as-requested basis. In addition, the Directors, are expected to be available on short notice for special meetings of the Board and for actions taken by written consent.

While you are a Director, Biolex will pay you an annual fee of $10,000, and will also reimburse you for your reasonable and necessary expenses incurred as a result of attending a meeting in person. In addition, effective upon the commencement of your term as a Director, you will be granted an option pursuant to Biolex’ 2003 Equity Incentive Plan to acquire 20,000 shares of Biolex’ common stock, with such shares vesting over one year in quarterly increments of 25% (with the initial installment vesting on the 90th day from May 19, 2004, the date of your election to the Board). On the first anniversary of your term as a Director and on each anniversary date thereafter, so long as you remain a Director, you will be granted an additional option to acquire 10,000 shares of Biolex’ common stock, which will vest immediately when granted.

Biolex also, carries Directors’ and Officers’ liability insurance covering all members of the Board, in addition to standard statutory rights to indemnification. As a Director, you will be expected to serve the best interests of the company, consistent with applicable law. Please let us know if you would like our legal counsel to review directors’ legal duties and responsibilities with you.

This letter constitutes a non-binding agreement, creating no rights or obligations on the part of either you or Biolex and is intended only to set forth the essential terms of our discussions.

If these understandings are correct, please countersign where indicated below.

Sincerely,

BIOLEX, INC.

By:	/s/ W. Chris Hegele
Name:	W. Chris Hegele
Title:	Chairman of the Board

By:	/s/ Jan Turek
Name:	Jan Turek
Title:	President and CEO

ACKNOWLEDGED AND AGREED:

/s/ David Castaldi
David Castaldi